Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated June 24, 2014 PRICING SUPPLEMENT No. 440 dated June , 2014 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

$

Wells Fargo & Company

Medium–Term Notes, Series K

8% Equity Linked Securities due June     , 2015

Linked to the Common Stock of Micron Technology, Inc.

Issuer:	Wells Fargo & Company (“Wells Fargo”)
Underlying Stock:

Common stock of Micron Technology, Inc. (Ticker “MU”). Micron Technology, Inc., the issuer of the underlying stock (the “underlying stock issuer”), is not involved with this offering and has no obligations relating to, and does not sponsor or endorse, the securities.

Pricing Date:	June , 2014
Issue Date:	July , 2014 (five business days after the pricing date)
Original Offering Price and Face Amount:	$ per security, which is equal to the initial stock price, and integral multiples thereof. References in this pricing supplement to a “security” are to a security with a face amount of $ .
Stated Maturity Date:	June , 2015, subject to postponement if the determination date is postponed.
Interest:	8% per annum will be payable on each interest payment date. The securities have a term of less than one year.
Interest Payment Dates:

Monthly on the      day of each month, commencing July     , 2014 and ending on the stated maturity date. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Payment at Stated Maturity:

On the stated maturity date, you will receive for each security you then hold either, in our sole discretion, (i) a number of shares of the underlying stock equal to the settlement amount divided by the closing price of the underlying stock on the determination date or (ii) an amount in cash equal to the settlement amount.

Settlement Amount:

The “settlement amount” per security will equal:

•    if the final determination price is greater than the upside participation threshold, (i) the $         original offering price plus (ii) the upside participation rate multiplied by the result of (a) the final determination price minus (b) the upside participation threshold;

•    if the final determination price is greater than or equal to the principal return threshold and less than or equal to the upside participation threshold, the $         original offering price; or

•    if the final determination price is less than the principal return threshold, the downside exchange ratio multiplied by the final determination price; provided, however, that the settlement amount shall not be less than $         (the “minimum repayment amount”).

If the final determination price is less than the principal return threshold (which is greater than the initial stock price and is equal to approximately     % of the initial stock price), you will receive at maturity an amount of cash or a number of shares of underlying stock with a value less than the original offering price of your securities as of the determination date. You therefore may receive less than the original offering price of your securities at maturity even if the price of the underlying stock increases from the initial stock price.

Final Determination Price:	The closing price of the underlying stock multiplied by the share amount, each as of the determination date.
Upside Participation Threshold:	$ , which is greater than the initial stock price and is equal to approximately % of the initial stock price.
Upside Participation Rate:	%, which is less than 100%.
Principal Return Threshold:	$ , which is greater than the initial stock price but less than the upside participation threshold, and is equal to approximately % of the initial stock price.
Downside Exchange Ratio:	, which is equal to the initial stock price divided by the principal return threshold, and is therefore less than 100%.
Initial Stock Price:	$ , which is based upon an intra-day price of the underlying stock on the pricing date.
Determination Date:	June , 2015, subject to postponement for non-trading days and market disruption events.
Share Amount:	Initially 1.0, subject to adjustment in the event of certain corporate events relating to the underlying stock issuer, including changes in dividend payments, as described in this pricing supplement.
Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Calculation Agent:	Wells Fargo Securities, LLC
Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities.

CUSIP Number:

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $993.31 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $988.30 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-4.

The securities are unsecured obligations of Wells Fargo and all payments on the securities are subject to the credit risk of Wells Fargo. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	100.00%	—	100.00%
Total

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

INVESTMENT DESCRIPTION

The 8% Equity Linked Securities due June     , 2015, Linked to the Common Stock of Micron Technology, Inc., which we refer to as the “securities”, are senior unsecured debt securities of Wells Fargo & Company. The securities provide:

(i) monthly interest payments at a rate of 8% per annum;

(ii) less than 1-for-1 participation (at a rate determined on the pricing date) in any appreciation of the underlying stock in excess of    % of the initial stock price, as determined on the pricing date;

(iii) in limited circumstances, the repayment of principal at maturity if, and only if, the underlying stock appreciates at least     % from the initial stock price, as determined on the pricing date; and

(iv) a risk of loss of a portion of the original offering price if the underlying stock depreciates or does not appreciate by at least     % from the initial stock price, as determined on the pricing date, subject to the minimum repayment amount, in each case subject to the credit risk of Wells Fargo. You will have no ability to pursue the underlying stock for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

If the final determination price is less than the principal return threshold (which is greater than the initial stock price and is equal to approximately     % of the initial stock price), you will receive at maturity an amount of cash or a number of shares of underlying stock with a value less than the original offering price of your securities as of the determination date. You therefore may receive less than the original offering price of your securities at maturity even if the price of the underlying stock increases from the initial stock price.

The “underlying stock” is the common stock of Micron Technology, Inc. See “The Underlying Stock” below.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our

“secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the securities based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the securities, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

RISK FACTORS

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. Also, your securities are not equivalent to investing directly in the underlying stock to which your securities are linked. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Final Determination Price Is Less Than The Principal Return Threshold, You Will Receive Less, And Up To     % Less, Than The Original Offering Price Of Your Securities At Maturity.

Unlike conventional debt securities, the securities do not guarantee the return of the original offering price on the stated maturity date. If the final determination price of the underlying stock is less than the principal return threshold, which is greater than the initial stock price, you will not be repaid the original offering price of your securities at maturity, but instead will receive, in our sole discretion, an amount in cash or a number of shares of the underlying stock (and cash in lieu of any fractional share) per security that will be worth less, and up to     % less, than the original offering price per security. If the price of the underlying stock decreases by     % or more, you will receive cash or shares of the underlying stock per security worth only the minimum repayment amount, which is     % of the original offering price per security. As a result, you may lose a significant portion of the original offering price of your securities at maturity.

In addition, if the final determination price of the underlying stock is less than the initial stock price, your payment at maturity will reflect a percentage loss of the original offering price of your securities in excess of the percentage decrease in the underlying stock price from the initial stock price (subject to the minimum repayment amount). See “Hypothetical Examples” herein.

Further, if we elect to deliver shares of the underlying stock at maturity and the value of the underlying stock is lower on the stated maturity date than it was on the determination date, the value of any underlying stock you receive will be less than it would have been had you received it on the determination date. However, if we elect to pay you cash at maturity, the amount of cash will be determined based upon the value of the underlying stock on the determination date. Accordingly, if the value of the underlying stock is higher on the maturity date than it was on the determination date and we elect to pay you cash at maturity, the amount of such cash you receive will be less than the value of the applicable number of shares of the underlying stock on the maturity date.

Your Payment On The Securities At Maturity May Be Less Than The Original Offering Price Even If The Underlying Stock Appreciates During The Term Of The Securities.

If the final determination price is less than the principal return threshold, your payment on the securities at maturity will be based upon a settlement amount that is less than the original offering price. The principal return threshold is greater than the initial stock price. Therefore, if the final determination price of the underlying stock is greater than the initial stock price, but less than the principal return threshold, your payment at maturity will be less than the original offering price of the securities even though the underlying stock appreciated during the term of the securities.

The Settlement Amount Will Be Greater Than The Original Offering Price Of Your Securities At Maturity Only If The Final Determination Price Is Greater Than The Upside Participation Threshold.

You will not participate in any appreciation in the price of the underlying stock through an investment in the securities unless the price of the underlying stock appreciates by more than     % from the initial stock price to the final determination price. Further, you will not fully participate in any appreciation of the underlying stock in excess of the upside participation threshold. Any such participation will be on less than a 1-for-1 basis as the upside participation rate is less than 100%.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the underlying stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Investment Description.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the underlying stock at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

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Underlying Stock Performance. The value of the securities prior to maturity will depend substantially on the price of the underlying stock. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the underlying stock at such time is less than, equal to or not sufficiently above the upside participation threshold.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

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Volatility Of The Underlying Stock. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlying stock changes.

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Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the underlying stock. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the underlying stock during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current price of the underlying stock.

•	Dividend Yield Of The Underlying Stock. The value of the securities may be affected by the dividend yield on the underlying stock.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the underlying stock. Because several factors are expected to affect the value of the securities, changes in the price of the underlying stock may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Owning The Securities Is Not The Same As Owning The Underlying Stock.

Investing in the securities is not equivalent to investing in the underlying stock. Your return on the securities will not reflect the return you would realize if you actually owned the underlying stock and received the dividends paid on the underlying stock. As a holder of the securities, you will not have voting rights or any other rights that holders of the underlying stock may have.

The Securities May Become Linked To The Common Stock Of Companies Other Than The Underlying Stock Issuer.

Following certain corporate events relating to the underlying stock, such as a stock-for-stock merger where the underlying stock issuer is not the surviving entity, the shares of a successor corporation to the underlying stock issuer will be substituted for the underlying stock for all purposes of the securities. Following certain other corporate events relating to the underlying stock in which holders of the underlying stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the underlying stock issuer, or a liquidation of the underlying stock issuer), the common stock of another company in the same industry group as the underlying stock issuer will be substituted for the underlying stock for all purposes of the securities. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Securities—Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

We Cannot Control Actions By The Underlying Stock Issuer.

Actions by the underlying stock issuer may have an adverse effect on the price of its stock and the value of the securities. We are not affiliated with the underlying stock issuer. The underlying stock issuer is not involved in the offering of the securities and has no obligations with respect to the securities, including any obligation to take our interests or your interests into consideration for any reason. The underlying stock issuer will not receive any of the proceeds of the offering of the securities made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. The underlying stock issuer is not involved with the administration, marketing or trading of the securities and has no obligations with respect to the amounts payable on the securities.

We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlying stock issuer. This pricing supplement relates only to the securities and does not relate to the underlying stock. The material provided herein concerning the underlying stock issuer is derived from publicly available documents concerning such company without independent verification. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer. Furthermore, neither we nor the agent knows whether the underlying stock issuer has disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value of the securities and the amount payable on the securities. You, as an investor in the securities, should make your own investigation into the underlying stock issuer.

In addition, there can be no assurance that the underlying stock issuer will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that the underlying stock issuer ceases to be subject to such reporting requirements and the securities continue to be outstanding, pricing information for the securities may be more difficult to obtain and the value and liquidity of the securities may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the underlying stock issuer, whether contained in filings with the Securities and Exchange Commission (the “SEC”) or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will adjust the share amount for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying stock issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments to the share amount if the underlying stock issuer or anyone else makes a partial tender or partial exchange offer for the underlying stock. Consequently, this could affect the market value of the securities. See “Specific Terms of the Securities—Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the share amount.

Historical Performance Of The Underlying Stock Should Not Be Taken As Indications Of Its Future Performance During The Term Of The Securities.

It is impossible to predict whether the market price of the underlying stock will rise or fall. The underlying stock has performed differently in the past and is expected to perform differently in the future. The market price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the underlying stock issuer. Accordingly, any historical performance of the underlying stock does not provide an indication of the future performance of the underlying stock. See “The Underlying Stock” for certain information about the underlying stock issuer and historical data on the underlying stock.

The Stated Maturity Date May Be Postponed If The Determination Date Is Postponed.

The determination date will be postponed if the originally scheduled determination date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) the initial stated maturity date and (ii) three business days after the postponed determination date.

Our Economic Interests Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

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The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the final determination price and may be required to make other determinations that affect the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the scheduled determination date, which may result in postponement of the determination date; determining the final determination price if the determination date is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; determining the closing price of the underlying stock if it is not otherwise available; adjusting the share amount in certain circumstances; and if a replacement stock event occurs, selecting a replacement stock to be substituted for the underlying stock and making certain other adjustments to the terms of the securities. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

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The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

•

Research reports by our affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the underlying stock. Our affiliates may, at present or in the future, publish research reports on the underlying stock or the underlying stock issuer. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the underlying stock or the underlying stock issuer could adversely affect the price of the underlying stock and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the underlying stock from multiple sources and should not rely on the views expressed by us or our affiliates. In addition, any research reports on the underlying stock or the underlying stock issuer published on or prior to the pricing date could result in an increase in the price of the underlying stock on the pricing date, which would adversely affect investors in the securities by increasing the level at which the underlying stock must close on the determination date in order for investors in the securities to receive a favorable return.

•

Business activities of our affiliates with the underlying stock issuer may adversely affect the price of the underlying stock. Our affiliates may, at present or in the future, engage in business with the underlying stock issuer, including making loans to the underlying stock issuer (including exercising creditors’ remedies with respect to such loans), making equity investments in the underlying stock issuer or providing investment banking, asset management or other advisory services to the underlying stock issuer. These business activities could adversely affect the price of the underlying stock and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates may acquire non-public information about the underlying stock issuer. If our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

•

Hedging activities by our affiliates may adversely affect the price of the underlying stock. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire the underlying stock or listed or over-the-counter derivative or synthetic instruments related to the underlying stock. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in the underlying stock, or derivative or synthetic instruments related to the underlying stock, they may liquidate a portion of such holdings at or about the time of the determination date or at or about the time of a change in the underlying stock. These hedging activities could potentially adversely affect the price of the underlying stock and, therefore, adversely affect the value of and your return on the securities.

•

Trading activities by our affiliates may adversely affect the price of the underlying stock. Our affiliates may engage in trading in the underlying stock and other instruments relating to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of the underlying stock and, therefore, adversely affect the value of and your return on the securities.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Uncertain.

The U.S. federal income tax treatment of the securities is uncertain, and the Internal Revenue Service (“IRS”) or a court might not agree with the treatment described herein. By purchasing a security, we and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as short-term debt instruments, subject to the discussion below under “United States Federal Tax Considerations”. If another treatment of the securities applies, the timing and character of income you recognize on the securities could be adversely affected. In addition, we and other persons having withholding responsibility in respect of the securities may treat the stated interest payments on a security as subject to withholding tax at a rate of 30% (or lower treaty rate). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should review carefully “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

HYPOTHETICAL EXAMPLES

The following hypothetical table and graph are based on the following hypothetical terms:

Face amount and original offering price:	$100 per security
Initial stock price:	$100
Upside participation rate:	65%
Upside participation threshold:	$120 (120% of the initial stock price)
Principal return threshold:	$110 (110% of the initial stock price)
Downside exchange ratio:	0.9091
Minimum repayment amount:	$70

The following table and graph have been prepared for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final determination prices on the determination date could have on the settlement amount and return at maturity on your investment in the securities. Your actual return will depend on the actual terms of the securities, which will be determined on the pricing date, the actual final determination price and whether you hold the securities to maturity. The following table and graph do not reflect the payment of interest on the securities.

In the table below, the numbers in the left column represent hypothetical final determination prices expressed as percentages of the initial stock price. The numbers in the right column represent hypothetical settlement amounts based on the corresponding hypothetical final determination prices, and are expressed as percentages of the original offering price per security (rounded to the nearest one-hundredth of a percent).

Hypothetical Final Determination Price (as a Percentage of the Initial Stock Price)	Hypothetical Pre-Tax Settlement Amount (as a Percentage of the Original Offering Price)
150.00%	119.50%
135.00%	109.75%
120.00%	100.00%
115.00%	100.00%
110.00%	100.00%
105.00%	95.45%
100.00%	90.91%
90.00%	81.82%
85.00%	77.27%
80.00%	72.73%
77.00%	70.00%
50.00%	70.00%
25.00%	70.00%
0.00%	70.00%

As illustrated in the table above, if the final determination price is less than 110.00% of the initial stock price, you may lose a substantial portion of the original offering price of your securities.

The following chart reflects a graphical illustration of the hypothetical settlement amounts (expressed as percentages of the original offering price) that would determine the amount of cash or number of shares of underlying stock that we would deliver to the holder of a security on the stated maturity date, if the final determination price (expressed as percentages of the initial stock price) were any of the hypothetical percentages shown on the horizontal axis. The chart illustrates that any hypothetical final determination price of less than 110.00% of the initial stock price would result in a hypothetical settlement amount of less than 100% of the original offering price and, accordingly, in a loss of principal.

SPECIFIC TERMS OF THE SECURITIES

The securities are part of a series of debt securities, entitled “Medium-Term Notes, Series K”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The securities are also “debt securities” as described in the accompanying prospectus supplement.

This pricing supplement summarizes specific terms that apply to the securities. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in securities registered in street name or in securities issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes–Book-Entry, Delivery and Form.”

The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date. We describe the terms of the securities in more detail below.

Interest

The securities will bear interest at the rate of 8% per annum, payable monthly on the      day of each month, commencing July     , 2014 and ending on the stated maturity date (each an “interest payment date”). Because the term of the securities is less than one year, the total amount of interest paid over the term of the securities will be less than 8% of the original offering price per security. See “Description of Notes—Interest and Principal Payments” and “Description of Notes—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the securities will be calculated, accrued and paid. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Underlying Stock

The “underlying stock” is the common stock of Micron Technology, Inc. (the “underlying stock issuer”).

The table below indicates the ticker symbol for the underlying stock, the primary national securities exchange on which the underlying stock is listed and the initial stock price.

Underlying Stock Issuer	Ticker Symbol	Listing Exchange	Initial Stock Price

Micron Technology, Inc.	MU	NASDAQ Global Select Market	$

If, as a result of any event described under “—Adjustment Events” below, the securities are linked to equity securities other than the common stock of the underlying stock issuer, the term “underlying stock” shall include such other securities and the term “underlying stock issuer” shall include the issuer of such other securities. For additional details on adjustments, see “—Adjustment Events” below.

Payment at Stated Maturity

On the stated maturity date, in addition to the final interest payment, you will be entitled to receive for each security you then hold either, in our sole discretion, (i) a number of shares of the underlying stock equal to the settlement amount divided by the closing price of the underlying stock on the determination date or (ii) an amount in cash equal to the settlement amount. For purposes of clause (i) of the immediately preceding sentence, (a) the number of shares of the underlying stock specified in such clause will be subject to adjustment for events with an effective date or ex-dividend date, as applicable, that is after the determination date but on or prior to the stated maturity date in the same events and in the same manner as the share amount would be adjusted as set forth in “—Adjustment Events” below; and (b) if, as a result of a reorganization event, there is more than one underlying stock, the calculation agent will determine a number of shares of each underlying stock by reference to the proportion of the settlement amount attributable to each underlying stock.

If we elect to deliver shares of the underlying stock at maturity and the aggregate number of shares to which you are entitled includes a fractional share, we will pay cash in lieu of delivering such fractional share in an amount equal to the value of such fractional share, based upon the closing price per share of the underlying stock as determined by the calculation agent on the business day immediately preceding the maturity date.

The “settlement amount” per security will equal:

•

if the final determination price is greater than the upside participation threshold, (i) the $             original offering price plus (ii) the upside participation rate multiplied by the result of (a) the final determination price minus (b) the upside participation threshold;

•	if the final determination price is greater than or equal to the principal return threshold and less than or equal to the upside participation threshold, the $ original offering price; or

•

if the final determination price is less than the principal return threshold, the downside exchange ratio multiplied by the final determination price; provided, however, that the settlement amount shall not be less than the minimum repayment amount.

If the final determination price is less than the principal return threshold (which is greater than the initial stock price and is equal to approximately     % of the initial stock price), you will receive at maturity an amount of cash or a number of shares of underlying stock with a value less than the original offering price of your securities. You therefore may receive less than the original offering price of your securities at maturity even if the price of the underlying stock increases from the initial stock price.

The “final determination price” will be the closing price of the underlying stock multiplied by the share amount, each as of the determination date.

The “upside participation threshold” is $            , which is greater than the initial stock price and is equal to approximately     % of the initial stock price.

The “upside participation rate” is    %, which is less than 100%.

The “principal return threshold” is $            , which is greater than the initial stock price but less than the upside participation threshold, and is equal to approximately     % of the initial stock price.

The “downside exchange ratio” is             , which is equal to the initial stock price divided by the principal return threshold, and is therefore less than 100%.

The “minimum repayment amount” is $             per security, which is less than the original offering price.

The “initial stock price” is $            , which is based upon an intra-day price of the underlying stock on the pricing date.

The “share amount” means, with respect to a share of the underlying stock, initially 1.0, and will be adjusted for certain events affecting the shares of such underlying stock. See “—Adjustment Events” below.

The “stated maturity date” is June     , 2015. If the determination date is postponed, the stated maturity date will be postponed until the later of (i) June     , 2015 and (ii) three business days after the determination date as postponed. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next business day with the same force and effect as if it had been made on the stated maturity date and no interest will accrue during the period from and after the stated maturity date.

The “determination date” is June     , 2015. If such day is not a trading day, the determination date will be postponed to the next succeeding trading day. The determination date is also subject to postponement as described in “—Market Disruption Event” below.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for the underlying stock (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the amount of interest you receive on each interest payment date, the final determination price and the settlement amount. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine if adjustments are required to the share amount under various circumstances; and

•	under certain circumstances, select a replacement for the underlying stock.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York and (ii) on which The Depository Trust Company (“DTC”) (or any successor to DTC) settles payments and/or deliveries of shares.

Closing Price

The closing price for one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•

if the underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which the underlying stock (or any such other security) is listed or admitted to trading;

•	if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day; or

•

if the underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.

If the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price per share for any trading day will be the mean, as determined by the calculation agent, of the bid price for the underlying stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

Market Disruption Event

A market disruption event means the occurrence or existence of any of the following events:

•

a suspension, absence or material limitation of trading in the underlying stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

the underlying stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the underlying stock, as determined by the calculation agent in its sole discretion; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the securities that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading in the underlying stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for the underlying stock or option or futures contracts relating to the underlying stock, as applicable, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to the underlying stock or those contracts; or

•	a disparity in bid and asked quotes relating to the underlying stock or those contracts will constitute a “suspension, absence or material limitation of trading” in the underlying stock or those contracts, as the case may be, in the applicable market.

If a market disruption event occurs or is continuing with respect to the underlying stock on the originally scheduled determination date, the determination date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth scheduled trading day after the originally scheduled determination date, that eighth scheduled trading day shall be deemed to be the determination date. If the determination date has been postponed eight scheduled trading days after the originally scheduled determination date and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the underlying stock on such eighth scheduled trading day, the calculation agent will determine the closing price of the underlying stock on such eighth scheduled trading day using its good faith estimate of the closing price that would have prevailed for the underlying stock on such date.

Events of Default and Acceleration

In case an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration will be an amount in cash equal to the settlement amount, calculated as provided herein, plus accrued but unpaid interest, if any, to but excluding the date of acceleration. The settlement amount will be calculated as though the date of acceleration were the determination date.

Adjustment Events

The share amount is subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the underlying stock and, consequently, the value of your securities, such as a tender or exchange offer by the underlying stock issuer for the underlying stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the underlying stock. We describe the risks relating to dilution above under “Risk Factors—You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to the underlying stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that underlying stock, the calculation agent will calculate a corresponding adjustment to the share amount for that underlying stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share amount for that underlying stock will be adjusted by the calculation agent by multiplying the existing share amount by a fraction whose numerator is the number of shares of the underlying stock outstanding immediately after the stock split and whose denominator is the number of shares of the underlying stock outstanding immediately prior to the stock split. Consequently, the share amount will be adjusted to double the prior share amount, due to the corresponding decrease in the market price of the underlying stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including (i) if the payment at maturity is to be made in cash, the determination date or (ii) if the payment at maturity is to be made in shares of underlying stock, the stated maturity date (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the underlying stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the share amount. In no event, however, will an antidilution adjustment to the share amount during the term of the securities be deemed to change the face amount per security.

If more than one event requiring adjustment occurs with respect to the underlying stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share amount for the second event, applying the required adjustment to the share amount as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share amount unless the adjustment would result in a change to the share amount then in effect of at least 0.10%. The share amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by an underlying stock issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of the underlying stock issuer, as determined by the calculation agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by the underlying stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the underlying stock by the underlying stock issuer or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the share amount described elsewhere in this section, the share amount will be adjusted for changes in the regular quarterly cash dividend payable to holders of the underlying stock relative to the base quarterly dividend (as defined below). If the underlying stock issuer pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) differs from the base quarterly dividend, the share amount will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new share amount will equal the prior share amount multiplied by the ordinary dividend adjustment factor. If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock (other than spin-off stock), successor stock or replacement stock (each as defined below).

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of the underlying stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which equals the ordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date minus the dividend differential.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means a quarterly dividend of $0.00 per share. In the event of a spin-off with respect to the underlying stock, the base quarterly dividend for the underlying stock will remain unchanged and the base quarterly dividend with respect to the spin-off stock will be $0.00 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the underlying stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share amount for that underlying stock to equal the product of the prior share amount for that underlying stock and the number of shares issued in such stock split or reverse stock split with respect to one share of that underlying stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the underlying stock is subject to a stock dividend payable in shares of such stock that is given ratably to all holders of shares of that underlying stock, then once the dividend has become effective the calculation agent will adjust the share amount for that underlying stock on the ex-dividend date to equal the sum of the prior share amount for that underlying stock and the product of:

•	the number of shares issued with respect to one share of that underlying stock, and

•	the prior share amount for that underlying stock.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which such underlying stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The share amount will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the underlying stock, other than:

•	ordinary dividend adjustments described above,

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “—Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “—Reorganization Events” below, and

•	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of the underlying stock of any cash dividend or special dividend or distribution that is identified by the underlying stock issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the underlying stock issuer as an extraordinary or special dividend or distribution) distributed per share of the underlying stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the underlying stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of that underlying stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of the underlying stock (excluding marketable securities, as defined below).

If the underlying stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share amount for the underlying stock on the ex-dividend date to equal the product of:

•	the prior share amount for the underlying stock, and

•

a fraction, the numerator of which is the extraordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of the underlying stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, any announced increase in the ordinary dividend on the underlying stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the calculation agent, in its sole discretion. A distribution on the underlying stock that is a dividend payable in shares of that underlying stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of the underlying stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the underlying stock issuer issues transferable rights or warrants to all holders of the underlying stock to subscribe for or purchase that underlying stock at an exercise price per share that is less than the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance, then the share amount for that underlying stock will be adjusted to equal the product of:

•	the prior share amount for that underlying stock, and

•

a fraction, (1) the numerator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of that underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that underlying stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of that underlying stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

•

the product of (1) the total number of additional shares of that underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of that underlying stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the underlying stock actually delivered in respect of the rights or warrants differs from the number of shares of the underlying stock offered in respect of the rights or warrants, then the share amount for that underlying stock will promptly be readjusted to the share amount for that underlying stock that would have been in effect had the adjustment been made on the basis of the number of shares of the underlying stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

•	the underlying stock is reclassified or changed (other than in a stock split or reverse stock split),

•

the underlying stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the underlying stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of the underlying stock and the securities of another entity occurs, other than as part of an event described above,

•	the underlying stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the underlying stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•

the underlying stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the underlying stock.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the share amount to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the underlying stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

•

an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock”, which may include any tracking stock, any stock received in a spin-off (“spin-off stock”) or any marketable security received in exchange for the underlying stock; and

•

cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the share amount for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the underlying stock and (ii) the share amount for the underlying stock on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the underlying stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of that underlying stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “underlying stock” in this pricing supplement will be deemed to mean the following, and for each share of underlying stock, new stock and/or replacement stock so deemed to constitute underlying stock, the share amount will be equal to the applicable number indicated:

(a)	if the underlying stock continues to be outstanding:

(1)

that underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share amount in effect for that underlying stock on the trading day immediately prior to the effective date of the reorganization event; and

	(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;

provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier”, which will be equal to a fraction, the numerator of which is the closing price of the underlying stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the underlying stock exceeds the value of the non-stock reorganization property received per share of underlying stock as determined by the calculation agent as of the close of trading on such trading day; or

(b)	if the underlying stock is surrendered for reorganization property:

(1)

that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or

	(2)	that consists exclusively of non-stock reorganization property:

(i)

if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share amount in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the underlying stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or

(ii)

if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock reorganization property multiplied by the share amount in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of the underlying stock and the calculation agent adjusts the share amount to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new share amount. The calculation agent will do so to the same extent that it would make adjustments if the shares of that underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of that underlying stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of that underlying stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of shares of the underlying stock or cash, as applicable, payable on each security at stated maturity will be determined by reference to a replacement stock and a share amount (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the underlying stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as the underlying stock issuer; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates that would materially limit the ability of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates to hedge the securities with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the share amount that would be in effect immediately after selection of such stock as the replacement stock and (b) the number of securities outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

Each replacement stock selected in connection with a reorganization event will be assigned a share amount equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of underlying stock and (b) the share amount in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event. Each replacement stock selected in connection with an ADS termination event (as defined below) will be assigned a share amount equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the underlying stock on the change date and (y) the share amount in effect for the underlying stock on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the underlying stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the underlying stock issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to the underlying stock issuer. If no GICS Code has been assigned to the underlying stock issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as the underlying stock issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If the underlying stock consists of any new stock or replacement stock that is an ADS and the underlying stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the underlying stock issuer and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which the underlying stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

No Listing

The securities will not be listed on any securities exchange or automated quotation system.

THE UNDERLYING STOCK

The underlying stock is the common stock of Micron Technology, Inc. (the “underlying stock issuer”).

Micron Technology, Inc.

Micron Technology, Inc. is a provider of semiconductor services. The underlying stock trades on the NASDAQ Global Select Market under the symbol “MU.”

The underlying stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC, at prescribed rates. In addition, information filed by the underlying stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number: 001-10658. Information about the underlying stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the underlying stock issuer’s website.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying stock issuer. In connection with the issuance of the securities, neither we nor the agent has participated in the preparation of any of the underlying stock issuer’s public filings or made any due diligence inquiry with respect to the underlying stock issuer. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of such public filings or other publicly available information) that would affect the trading price of the underlying stock (and therefore the price of such common stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value received at maturity of the securities.

The underlying stock issuer is not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities. We, the agent and our affiliates may at present, or from time to time in the future, engage in business with the underlying stock issuer, including extending loans to (and exercising creditors’ remedies with respect to such loans), or making equity investments in, the underlying stock issuer, and in the course of such business, we, the agent or our affiliates may have obtained or may in the future obtain material non-public information regarding the underlying stock issuer, or any affiliate of the underlying stock issuer, and none of we, the agent or any such affiliate undertakes to disclose any such information to purchasers of the securities. We, the agent and our affiliates from time to time may publish research reports with respect to the underlying stock. Such research reports may or may not recommend that investors buy or hold the underlying stock. We, the agent and our affiliates do not undertake to inform purchasers of the securities of any changes (positive or negative) to the recommendations contained in future research reports.

None of we, the agent or any of our affiliates makes any representation to you as to the performance of the underlying stock.

Historical Data

The following table sets forth the high, low and period-end closing prices for the underlying stock for each calendar quarter in the period from January 1, 2004 through March 31, 2014 and for the period from April 1, 2014 to June 20, 2014. The closing prices listed below were obtained from Bloomberg LP, without independent verification. The historical closing prices of the underlying stock should not be taken as indications of future performance, and no assurance can be given that the price of the underlying stock will not decrease.

	High	Low	Period-End
2004
First Quarter	$16.71	$13.74	$16.71
Second Quarter	$17.96	$13.50	$15.31
Third Quarter	$14.97	$11.06	$12.03
Fourth Quarter	$12.65	$11.08	$12.35
2005
First Quarter	$12.00	$10.06	$10.34
Second Quarter	$11.07	$9.41	$10.21
Third Quarter	$13.30	$10.20	$13.30
Fourth Quarter	$14.67	$12.51	$13.31
2006
First Quarter	$16.99	$13.51	$14.72
Second Quarter	$17.40	$14.85	$15.06
Third Quarter	$18.57	$14.15	$17.40
Fourth Quarter	$18.08	$13.35	$13.96
2007
First Quarter	$14.23	$11.26	$12.08
Second Quarter	$13.24	$10.95	$12.53
Third Quarter	$13.98	$10.41	$11.10
Fourth Quarter	$11.79	$7.25	$7.25
2008
First Quarter	$7.86	$5.46	$5.97
Second Quarter	$8.84	$6.00	$6.00
Third Quarter	$5.91	$3.90	$4.05
Fourth Quarter	$4.98	$1.69	$2.64
2009
First Quarter	$4.32	$2.58	$4.06
Second Quarter	$5.86	$4.18	$5.06
Third Quarter	$8.63	$4.70	$8.20
Fourth Quarter	$10.64	$6.58	$10.56
2010
First Quarter	$11.22	$8.44	$10.37
Second Quarter	$11.30	$8.38	$8.49
Third Quarter	$8.89	$6.46	$7.21
Fourth Quarter	$8.66	$6.93	$8.02
2011
First Quarter	$11.80	$8.28	$11.47
Second Quarter	$11.80	$7.21	$7.48
Third Quarter	$8.09	$5.04	$5.04
Fourth Quarter	$6.74	$4.33	$6.29
2012
First Quarter	$8.88	$6.76	$8.10
Second Quarter	$8.10	$5.39	$6.31
Third Quarter	$6.89	$5.62	$5.98
Fourth Quarter	$6.85	$5.17	$6.34
2013
First Quarter	$10.04	$6.63	$9.98
Second Quarter	$14.34	$9.10	$14.33
Third Quarter	$17.62	$12.47	$17.47
Fourth Quarter	$23.14	$16.55	$21.75
2014
First Quarter	$25.49	$20.67	$23.66
April 1, 2014 to June 20, 2014	$32.25	$21.13	$31.85

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

We will not attempt to ascertain whether the issuer of the underlying stock should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, if you are a non-U.S. holder (as defined below), upon the sale, exchange or other disposition of a security. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the underlying stock and consult your tax adviser regarding the possible consequences to you if the issuer of the underlying stock is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare contribution tax on net investment income. Moreover, the tax consequences of ownership and disposition of the underlying stock are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the Securities

Because the securities do not provide, in all circumstances, for the return at maturity of a holder’s initial investment, it is not clear whether a security should be treated, for U.S. federal income tax purposes, as a debt instrument or in some other manner. In the opinion of our counsel, Davis Polk & Wardwell LLP, it would be reasonable to treat a security as a debt instrument; however, our counsel has advised us that due to the lack of governing authority it is unable to conclude affirmatively that this treatment is correct, and that alternative treatments are possible. By purchasing a security, you and we agree to treat the securities as short-term debt instruments, subject to the discussion below under “Tax Consequences to Non-U.S. Holders” and in the next paragraph. However, there is no authority directly addressing an instrument similar to the securities. As a result, the IRS or a court might not agree with this treatment, in which case the timing and character of your income on the securities might be affected materially and adversely. You should consult your tax adviser about an investment in the securities. Except where stated otherwise, the discussion below assumes the treatment of the securities as short-term debt instruments is respected.

Notwithstanding the foregoing, if we or any of our affiliates is a withholding agent in respect of payments on the securities to a non-U.S. holder, we expect to withhold on the stated interest payments in light of uncertainty regarding the proper treatment of a security. See “Tax Consequences to Non-U.S. Holders – Payments on the Securities.”

You should consult your tax adviser regarding all aspects of an investment in a security in your particular situation.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of the securities that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities Prior to Maturity. Generally, a short-term debt instrument is treated for U.S. federal income tax purposes as issued at a discount equal to the difference between the payments due thereon and the instrument’s issue price, and this discount is treated as interest income when received or accrued, in accordance with the beneficial owner’s method of tax accounting. Under these rules, a cash-method U.S. holder generally is not required to recognize income with respect to a short-term debt instrument prior to maturity, other than with respect to the receipt of interest payments, or pursuant to a sale or exchange of the short-term debt instrument. Unless such a holder makes an election to accrue income currently on the short-term debt instrument, the holder generally will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the short-term debt instrument in an amount not exceeding the accrued discount that you have not included in income. An accrual-method U.S. holder (or a cash-method U.S. holder who elects to accrue income on the short-term debt instrument currently) is generally required to accrue the discount into income on a straight-line basis, unless the U.S. holder elects to accrue the discount into income on a constant-yield basis.

There is no authority, however, regarding the accrual of discount on short-term debt instruments, such as the securities, that provide for contingent payments, and no ruling will be requested from the IRS with respect to the securities. As a result, the proper treatment of the stated interest payments on the securities is not entirely clear because the aggregate amount that will be paid on the securities is uncertain and you may ultimately receive an aggregate amount that is less than the securities’ issue price. Insofar as we have information reporting responsibility in respect of the securities, we intend to report each stated interest payment on the securities as a payment of ordinary interest income when paid to you. If the IRS were to treat the securities in a different manner, the timing and character of income required to be recognized by either an accrual-method or cash-method U.S. holder with respect to the securities prior to maturity could be affected, possibly adversely. You should consult your tax adviser about these rules.

Upon a sale, exchange or other taxable disposition of a security prior to maturity, you should recognize gain or loss in an amount equal to the proceeds received minus your adjusted tax basis in the securities. Your adjusted tax basis in a security should equal the amount you paid to acquire the security increased by any amounts that you have previously included in income but not reeived and reduced by any stated interest payments previously paid to you but not treated as interest income. Any gain should be treated as ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) to the extent not yet included in income. It is possible that a further portion of any gain recognized could be treated as ordinary income in respect of the payment at maturity on the securities; however, because the payment at maturity is contingent, the amount of ordinary income that you must recognize upon a disposition prior to the determination date in respect of such payment (as opposed to the stated interest payments) is unclear. Any remaining gain on a disposition prior to the determination date should be treated as short-term capital gain. Although the matter is not entirely clear, any gain recognized on a disposition of the securities on or after the determination date should be treated as ordinary income. Any loss recognized upon a disposition of the securities should be treated as a short-term capital loss, the deductibility of which may be subject to limitations.

Retirement of the Securities at Maturity. Upon retirement of the securities at maturity, although the matter is not entirely clear, any gain realized should be treated as ordinary income. The amount of gain recognized would be equal to the proceeds received at maturity (including the value of any underlying stock received) to the extent not yet included in income, minus your adjusted tax basis in the securities. Your basis in any underlying stock you receive will equal their fair market value on the day you receive it, and your holding period in that stock will begin on the day after receipt.

Possible Alternative Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the U.S. federal income tax consequences of an instrument that provides for the return of a portion, but not necessarily all, of the holder’s investment at maturity, such as the securities, the IRS may not accept, or a court may not uphold, the tax treatment of the securities described above. For example, the IRS could treat a security as a “prepaid forward contract,” in which case the consequences to you would likely be similar to those described above, except that gain recognized with respect to a security at maturity might be treated as short-term capital gain instead of ordinary income. Alternatively, the stated interest payments on a security might be treated as not giving rise to current income, or a security might be treated as a combination of a debt instrument and a prepaid forward contract or as a “contingent payment debt instrument.” You should consult your tax adviser regarding the U.S. federal income tax treatment of an investment in the securities, including potential alternative treatments.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States. If you are such a holder or may become such a holder during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Payments on the Securities. As discussed under “Tax Treatment of the Securities,” there is significant uncertainty regarding the proper tax treatment of the securities due to the lack of governing authority. As a result, notwithstanding our intent to treat the securities as short-term debt instruments, if we or any of our affiliates is a withholding agent in respect of payments on the securities to a non-U.S. holder, we intend to withhold on stated interest payments at a rate of 30%, except to the extent that the non-U.S. holder is eligible for treaty benefits under an “other income” or similar provision and demonstrates that fact through proper certification to us. Other withholding agents may adopt a similar approach. In the event of withholding on stated interest payments on the securities, you should consult your tax adviser regarding whether you may be eligible for a refund in respect of such withholding. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You generally should not be subject to withholding on the payment at maturity (other than the portion of such payment attributable to the final stated interest payment).

Non-U.S. Holders Engaged in a U.S. Trade or Business. If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you will not be subject to withholding in respect of payments on the securities (provided appropriate certification is furnished), but generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. Non-U.S. holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if the non-U.S. holder is a corporation, the possible imposition of a 30% branch profits tax.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, in light of the uncertain treatment of the securities, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Payments on the securities and amounts received on the sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A non-U.S. holder that provides an appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. Although, as discussed above, the treatment of the securities is unclear, you should expect the FATCA rules to apply to payments of stated interest on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $             aggregate face amount of securities.